Filed Pursuant to Rule 424(b)(3)
File No. 333-139126

PROSPECTUS SUPPLEMENT DATED JANUARY 28, 2008

(TO PROSPECTUS DATED FEBRUARY 6, 2007)

I-MANY, INC.

4,596,229 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated February 6, 2007 of I-many, Inc. relating to the resales of shares of our common stock, including shares of common stock issuable upon the exercise of warrants, that we issued to the selling stockholders identified in the prospectus in a private placement in November 2006. This prospectus supplement should be read in conjunction with the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the following table is presented as of January 28, 2008, and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior to Offering					Shares of Common Stock to be Beneficially Owned After Offering
	Outstanding Shares	Shares Issuable Upon Exercise of Warrants	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)	Number of Shares of Common Stock Being Offered	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)
Aries Domestic Fund I, LP (3)	17,434	0	17,434	*	17,434	0	*

Aries Domestic Fund II, LP (3)	13,644	0	13,644	*	13,644	0	*

Aries Master Fund II (3)	44,722	0	44,722	*	44,722	0	*

BTG Investments LLC (4)	37,500	11,250	48,750	*	48,750	0	*

CL Harvest, LLC (5)	7,474	2,242	9,716	*	9,716	0	*

Clarion Capital Corporation (6)	126,263	37,878	164,141	*	164,141	0	*

Darwin Partnership (7)	57,660	6,666	64,326	*	28,886	35,440	*

Fallen Angel Partnership (7)	101,535	12,492	114,027	*	54,132	59,895	*

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior to Offering								Shares of Common Stock to be Beneficially Owned After Offering
	Outstanding Shares	Shares Issuable Upon Exercise of Warrants		Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)		Number of Shares of Common Stock Being Offered	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)
Gagnon 1999 Grandchildren’s Trust STS 2/1/99 (8)	82,230	12,004		94,234		*		52,019	42,215		*

Gagnon Investment Associates Master Fund (7)	1,088,205	80,814		1,169,019		2.3		350,194	818,825		1.6

Gagnon Family Partnership (7)	99,015	14,292		113,307		*		61,932	51,375		*

Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00 (7)	6,800	990		7,790				4,290	3,500		*

Harvest AA Capital, LP (5)	9,446	2,833		12,279		*		12,279	0		*

Harvest Capital, LP (5)	56,827	17,048		73,875		*		73,875	0		*

Harvest Offshore Investors, Ltd. (5)	108,750	32,625		141,375		*		141,375	0		*

Highbridge International LLC (9)	505,051	196,994		702,045		1.4		702,045	0		*

Iroquois Master Fund Ltd. (10)	252,525	75,757		328,282		*		328,282	0		*

Lois E. Gagnon	294,810	85,798		380,608		*		371,793	8,815		*

Neil Gagnon	466,490	67,363		533,853		1.0		291,908	241,945		*

Neil Gagnon IRA R/O	72,765	9,105		81,870		*		39,455	42,415		*

New Americans, LLC (5)	17,503	5,250		22,753		*		22,753	0		*

Otago Partners, LLC (11)	85,800	0		85,800		*		75,800	10,000		*

The Lois E. & Neil J. Gagnon Foundation Inc. (12)	69,770	10,474		80,244		*		45,389	34,855		*

ZF Partners, L.P. (13)	4,868,627	378,788	(14)	5,247,415	(14)	9.9	%(15)	1,641,415	3,606,000	(16)	6.9	%(16)

*	Less than one percent.

(1)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)	Percentage of beneficial ownership is based on 51,611,026 shares of common stock issued and outstanding on November 10, 2006. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of November 10, 2006, are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage for any other person.

(3)	Paramount BioCapital Asset Management, Inc. (“PBCAM”) is the general partner of each of Aries Domestic Fund I, LP and Aries Domestic Fund II, LP, is the investment manager of Aries Master Fund II and maintains the power to vote or dispose of the shares held by Aries Domestic Fund I, LP, Aries Domestic Fund II, LP and Aries Master Fund II. Lindsay A. Rosenwald, M.D. controls PBCAM and maintains the power to vote or dispose of the shares held by Aries Domestic Fund I, LP, Aries Domestic Fund II, LP and Aries Master Fund II.

(4)	Each of Byron C. Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5)	Marjorie G. Kellner, on behalf of Harvest Management, LLC, has the power to vote or dispose of the shares held by CL Harvest, LLC, Harvest AA Capital, LP, Harvest Capital, LP, Harvest Offshore Investors, Ltd. and New Americans, LLC.

(6)	Morton A. Cohen maintains the power to vote or dispose of the shares held by Clarion Capital Corporation.

(7)	Neil Gagnon maintains the power to vote or dispose of the shares held by Darwin Partnership, Fallen Angel Partnership, Gagnon Investment Associates Master Fund, Gagnon Family Partnership and Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00.

(8)	Maureen Drew maintains the power to vote, but has shared dispositive power of, the shares held by Gagnon 1999 Grandchildren’s Trust STS 2/1/99.

(9)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(10)	Joshua Silverman maintains the power to vote or dispose of the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(11)	Lindsay A. Rosenwald, M.D. maintains the power to vote or dispose of the shares held by Otago Partners, LLC.

(12)	Neil Gagnon and Lois Gagnon maintain the power to vote or dispose of the shares held by The Lois E. & Neil J. Gagnon Foundation Inc.

(13)	Steven L. Fingerhood, as the managing member of SLF Partners, LLC, which is the managing member of ZF Ventures, L.L.C., which in turn is the general partner of ZF Partners, L.P. maintains the power to vote or dispose of the shares held by ZF Partners, L.P.

(14)	Includes 123,995 shares which are being registered on the registration statement, of which this prospectus forms a part, issuable upon the exercise of warrants that are not currently exercisable by ZF Partners, L.P. under the terms of the warrants, which terms provide that the number of shares of common stock that may be acquired by the holder of a warrant upon its exercise shall be limited to the extent necessary that, following such exercise, such holder and any person whose beneficial ownership of common stock would be aggregated with the holder of the warrant for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not beneficially own more than 9.9% of the total number of issued and outstanding shares of common stock. Accordingly, the 123,995 shares issuable pursuant to the exercise of warrants being registered on the registration statement, of which this prospectus forms a part, will not be deemed to be beneficially owned by ZF Partners, L.P. until, and only to the extent that, the number of shares of common stock beneficially owned by ZF Partners, L.P. is not, and following exercise of such warrants would not be, more than 9.9% of the total number of issued and outstanding shares of common stock, which condition may be satisfied as a result of the sale of ZF Partners, L.P.’s shares in this offering.

(15)	Excludes the aforementioned 123,995 shares issuable upon the exercise of warrants that are not currently exercisable by ZF Partners, L.P. and are not deemed to be beneficially owned by ZF Partners, L.P. under applicable SEC rules and regulations.

(16)	Includes the aforementioned 123,995 shares issuable upon the exercise of warrants because ZF Partners, L.P. will not beneficially own more than 9.9% of the total number of issued and outstanding shares of common stock assuming that all shares registered on the registration statement, of which this prospectus forms a part, are sold by ZF Partners, L.P. in this offering.